Exhibit 10.1

Execution Copy

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April 25, 2016 (the “Effective Date”) by and among (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) (i) ATRICURE, INC., a Delaware corporation with its chief executive office located at 7555 Innovation Way, Mason, Ohio 45040 (“Atricure”), (ii) ATRICURE, LLC, a Delaware limited liability company (“Atricure LLC”) (iii)  ENDOSCOPIC TECHNOLOGIES, LLC, a Delaware limited liability company (“Endoscopic”) and (iv) nCONTACT SURGICAL, LLC, a Delaware limited liability company (“nContact”, and together with Atricure, Atricure LLC and Endoscopic, individually and collectively, jointly and severally, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  This Agreement amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement dated as of September 13, 2010, between certain of the Borrower and Bank, as further amended by a certain First Loan Modification Agreement entered into and effective as of March 15, 2011, as further amended by a certain Second Loan Modification Agreement, entered into and effective as of February 2, 2012, as further amended by a certain Third Loan Modification Agreement, dated as of May 31, 2012, as further amended by a certain Fourth Loan Modification Agreement, dated as of September 26, 2012, as further amended by a certain Joinder and Fifth Loan Modification Agreement, dated as of January 30, 2013, as further amended by a certain Sixth Loan Modification Agreement, dated as of March 29, 2013, as further amended by a certain Joinder and Seventh Loan Modification Agreement, dated as of April 30, 2014 and as further amended by a certain Eighth Loan Modification Agreement, dated as of March 31, 2015 (as amended, collectively, the “Prior Loan Agreement”).  The parties agree as follows:

1ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP unless provided otherwise herein.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any covenants included in this Agreement, then the Borrower and Bank agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such covenants in a manner that would preserve the original intent of the Agreement.  Until the Borrower and Bank agree to such amendment, compliance with such covenant shall be determined on the basis of GAAP in effect immediately prior to such change.

2LOAN AND TERMS OF PAYMENT

2.1Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1Revolving Advances.

(a)Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2Letters of Credit Sublimit.

(a)The Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account.  The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed Two Million Dollars ($2,000,000.00).

(b)If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following, in good faith, Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Borrower shall immediately reimburse Bank the Dollar Equivalent of such demand (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e)To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank may require Borrower to create a reserve (the “Letter of Credit Reserve”) in an amount equal to ten percent (10%) of the face amount of such Letter of Credit, which Letter of Credit Reserve shall be maintained in a blocked account at Bank.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time after consultation with Borrower to account for fluctuations in the exchange rate.

2.1.3Term Loan.

(a)Availability.  Bank shall make one (1) term loan available to Borrower in an amount of Twenty Five Million Dollars ($25,000,000.00) (the “Term Loan Amount”) on the Effective Date, subject to the satisfaction of the terms and conditions of this Agreement.

(b)Repayment.  Borrower shall make monthly payments in arrears of interest only commencing on each Payment Date following the Funding Date.  In addition, commencing on the Term Loan Amortization Date and on each Payment Date thereafter until the Term Loan is repaid in full, Borrower shall repay the principal amount of the Term Loan in equal monthly installments based on the applicable Term Loan Amortization Period. To the extent not previously paid, the then outstanding principal amount of the Term Loan shall be due and payable on the Term Loan Maturity Date, together with all accrued and unpaid interest on such principal amount to be paid to but excluding the date of payment.  Once repaid, the Term Loan may not be reborrowed.

(c)Optional Prepayment of Term Loan.   Borrower may at any time prepay all but not less than all of the Term Loan, upon irrevocable notice delivered to the Bank no later than 10:00 A.M., Pacific time, three (3) Business Days prior thereto, which notice shall specify the date and amount of the proposed prepayment; provided that that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (i) accrued interest to such date on the amount prepaid; (ii) the Final Payment Fee described in Section 2.4(d); and (iii) the applicable Prepayment Premium, if any.

2.2Overadvances.   If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess amount being an  “Overadvance”). Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3Payment of Interest on the Credit Extensions.

(a)Interest Rate.

(i)Advances.  Subject to Section 2.3(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(d) below.

(ii)Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to the Prime Rate, which interest shall be payable monthly in accordance with Section 2.1.3(b).

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”), unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation.  Interest on outstanding Advances under the Revolving Line is payable monthly, in arrears, on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing any interest hereunder, (i) all payments received after 12:00 noon Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided,  however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4Fees.  Borrower shall pay to Bank:

(a)Revolving Line Commitment Fee.  A fully earned (as of the Effective Date), non‑refundable Revolving Line commitment fee of Two Hundred Fifty Thousand Dollars ($250,000.00), payable as follows: (i) Fifty Thousand Dollars ($50,000.00) shall be due and payable on the Effective Date; (ii) Fifty Thousand Dollars ($50,000.00) shall be due and payable on the First Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving  Line are repaid in full and the Bank’s commitment to make any further Credit Extensions under the Revolving Line is terminated prior to the First Anniversary, Two Hundred Thousand Dollars ($200,000.00) shall be immediately due and payable at the time of such repayment and termination; (iii) Fifty Thousand Dollars ($50,000.00) shall be due and payable on the Second Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Bank’s commitment to make any further Credit Extensions under the Revolving Line is terminated after the First Anniversary but prior to the Second Anniversary, One Hundred Fifty Thousand Dollars ($150,000.00) shall be immediately due and payable at the time of such repayment and termination; (iv) Fifty Thousand Dollars ($50,000.00) shall be due and payable on the Third Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving  Line are repaid in full and the Bank’s commitment to make any further Credit Extensions under the Revolving Line is terminated after the

Second Anniversary but prior to the Third Anniversary, One Hundred Thousand Dollars ($100,000.00) shall be immediately due and payable at the time of such repayment and termination; and (v) Fifty Thousand Dollars ($50,000.00) shall be due and payable on the Fourth Anniversary; provided,  that in the event that all outstanding Obligations under the Revolving  Line are repaid in full and the Bank’s commitment to make any further Credit Extensions under the Revolving Line is terminated after the Third Anniversary prior to the Fourth Anniversary, Fifty Thousand Dollars ($50,000.00) shall be immediately due and payable at the time of such repayment and termination;

(b)Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(c)Revolving Line Early Termination Fee.  Upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, Borrower shall pay to Bank a termination fee in an amount equal to (i) if such termination occurs on or prior to the First Anniversary, one percent (1.00%) of the Revolving Line (i.e. One Hundred Fifty Thousand Dollars ($150,000.00)); (ii) if such termination occurs after the First Anniversary but on or before the Second Anniversary, three-quarters of one percent (0.75%) of the Revolving Line (i.e. One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00)); and (iii) if such termination occurs after the Second Anniversary but prior to the Revolving Line Maturity Date, one-half of one percent (0.50%) of the Revolving Line (i.e. Seventy Five Thousand Dollars ($75,000.00)); provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank or any of Bank’s Affiliates;

(d)Term Loan Final Payment Fee.  A fully earned, non-refundable final payment fee in an amount equal to four percent (4.00%) of the original Term Loan Amount (the “Final Payment Fee”), payable on the earlier of (i) the Term Loan Maturity Date or (ii) the acceleration by Bank of the remaining outstanding portion of the Term Loan Amount;

(e)Term Loan Prepayment Premium.  A fully-earned, non-refundable prepayment premium (the “Prepayment Premium”), equal to the following: (i) if the Term Loan is prepaid in full on or prior to the First Anniversary, an amount equal to three percent (3.00%) of the Term Loan Amount (i.e. Seven Hundred Fifty Thousand Dollars ($750,000.00); (ii) if the Term Loan is prepaid in full after the First Anniversary Date but on or prior to the Second Anniversary, an amount equal to two percent (2.00%) of the Term Loan Amount (i.e. Five Hundred Thousand Dollars ($500,000.00); and (iii) if the Term Loan is prepaid in full after the Second Anniversary but prior to the Term Loan Maturity Date, an amount equal to one percent (1.00%) of the Term Loan Amount (i.e. Two Hundred Fifty Thousand Dollars ($250,000.00); provided for the avoidance of doubt, partial prepayments of the Term Loan are not permitted hereunder; provided that no Prepayment Premium shall be charged if the credit facility hereunder is replaced with a new facility from Bank or any of Bank’s Affiliates;  and

(f)Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(g)Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(d).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5    Payments; Application of Payments; Debit of Accounts.

(a)All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business

Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)As long as no Event of Default has occurred and is continuing, Bank shall apply the whole or any part of collected funds against the Revolving Line and the other Obligations then due and owing to Bank, or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank.

(c)Notwithstanding any provision herein to the contrary, all payments received or collected by Bank (including proceeds for the realization of Collateral) after the occurrence and during the continuance of an Event of Default or after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), shall be applied as follows:

first, to payment of costs and expenses, including Bank Expenses, of Bank payable or reimbursable by Borrower or any Guarantor under the Loan Documents;

second, to the payment of all accrued unpaid interest on the Obligations and fees owed to Bank;

third, to (i) the payment of principal of the Obligations including, without limitation any reimbursement obligations in respect of Letters of Credit that are then due and payable; and (ii) the cash collateralization of 105% (110% for Letters of Credit denominated in a Currency other than Dollars) of the face amount of any unmatured Letters of Credit to the extent not then due and payable;

fourth, to payment of any other amounts owing constituting Obligations; and

fifth, any remainder shall be for the account of and paid to whomever may be lawfully entitled thereto.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) Bank and each other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(d)Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

2.6Withholding.  Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3CONDITIONS OF LOANS

3.1Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)duly executed signatures to the Loan Documents;

(b)duly executed signatures to the Control Agreements, if any;

(c)the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)duly executed signatures to the completed Borrowing Resolutions for Borrower;

(e)certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension hereunder, will be terminated or released;

(f)the consolidated Perfection Certificate of Borrower, together with the duly executed signature thereto;

(g)a legal opinion of Borrower’s counsel, in form and substance acceptable to Bank, in its reasonable discretion, dated as of the Effective Date together with the duly executed signature thereto;

(h)the duly executed signatures to the Acknowledgment and Reaffirmation of Guaranty, Guarantor Security Agreement and Dutch Security Documents, together with the duly executed signatures to the completed Resolutions for Atricure B.V.;

(i)evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(j)payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)timely receipt of an executed Transaction Report;

(b)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided,  however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided,  further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided,  however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided,  further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)in Bank’s reasonable discretion, there has not been a Material Adverse Change.

3.3Covenant to Deliver.   Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time on the Funding Date of the Advance.  Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee.  Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4CREATION OF SECURITY INTEREST

4.1Grant of Security Interest.  Borrower hereby grants Bank to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until (i) the Obligations (excluding inchoate indemnity obligations) are repaid in full in cash; and (ii) any contingent Obligations (excluding inchoate indemnity obligations but including unmatured Obligations arising under Letters of Credit, FX Contracts, and cash management services) are secured with cash collateral in an amount and on terms reasonably satisfactory to Bank (such event described in clauses (i) and (ii) being the “Payment in Full” of the Obligations).  Upon Payment in Full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement), in each case, to the extent that a security interest in such Collateral can be perfected pursuant to Article 9 or 8 of the Code.  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, which is not otherwise permitted by the terms hereof, whether by Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction (unless otherwise noted on the Perfection Certificate or the Operating Documents being delivered pursuant to Section 3.1(c) hereof); and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries remains accurate and complete (it being understood and agreed that Borrower may have and may continue to, from time to time, update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) and except for filing requirements expressly contemplated by the terms hereof, including the filing of financing statements or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate, or as otherwise permitted in Section 7.2.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Except as otherwise specified in written notice from Borrower to Bank, no material amount of Inventory is other than, in all material respects, of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of

Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate and in the Compliance Certificates provided from time to time, Borrower is not a party to, nor is it bound by, any material Restricted License.

5.3Accounts Receivable; Inventory.

(a)For each Account with respect to which Advances are requested to be lent against, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)For any Eligible Account and/or any Eligible Foreign Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts/Eligible Foreign Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Account/Eligible Foreign Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts/Eligible Foreign Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

(c)For any item of Inventory consisting of “Eligible Inventory” in any Borrowing Base Certificate, such Inventory (a) consists of raw materials and/or finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act in all material respects; (d) is subject to the first priority Liens granted or in favor of Bank under this Agreement and the other Loan Documents and is not subject to any other liens except for any other Permitted Liens; and (e) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2).

5.4Litigation.  Except as otherwise specified in the Perfection Certificate or reported pursuant to Section 6.2(j), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000.00) individually or Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate at any time.

5.5Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent the failure to obtain or make any approval or filing could not reasonably be expected to have a material adverse effect on Borrower’s or any Subsidiary’s business

5.8Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9Tax Returns and Payments; Pension Contributions.

(a)Except as otherwise permitted by this Section 5.9, Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (i) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (iii) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.

(b)Borrower has paid all amounts currently due and payable to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability (excluding pension, profit sharing and deferred compensation plan obligations recorded in accordance with GAAP) of Borrower in excess of Fifty Thousand Dollars ($50,000), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1Government Compliance.

(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank than Bank shall request.

6.2Financial Statements, Reports, Certificates.  Provide Bank with the following:

(a)Transaction Reports.  A Transaction Report (and any schedules related thereto) (i) with each request for an Advance, (ii) no later than Friday of each week when a Streamline Period is not in effect, and (iii) within thirty  (30) days after the end of each month when a Streamline Period is in effect or when there were no outstanding Advances during the prior three (3) month period;

(b)Accounts Receivable/Accounts Payable Reports.  Within thirty  (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger, and (D) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment;

(c)Monthly Financial Statements.  As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such time period certified by a Responsible Officer and in a form acceptable to Bank (the “Borrower Financial Statements”);

(d)Compliance Certificates.  Within thirty (30) days after the last day of each month  and together with the Borrower Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month or quarter, as applicable, Borrower was in full compliance with all of the terms and conditions of this Agreement (subject to any existing Defaults or Events of Default, which Borrower shall describe in the Compliance Certificate), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e)Annual Operating Budget and Financial Projections.  As soon as available, but not more than thirty (30) days after the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f)Annual Audited Financial Statements.  As soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(g)SEC Filings.  In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided,  however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h)Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt, except to the extent that the foregoing have been filed with the SEC and are publicly available within such time frame;

(i)Changes in Intellectual Property.  Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

(j)Legal Action Notice.  Prompt report of any legal action pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of more than Fifty Thousand Dollars ($50,000.00), individually, or more than Two Hundred Fifty Thousand Dollars ($250,000.00) when aggregated with all other legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that have not previously been disclosed to Bank pursuant to the Perfection Certificate or other written report; and

(k)Other Financial Information.  Other financial information reasonably requested by Bank.

6.3Accounts Receivable.

(a)Schedules and Documents Relating to Accounts.   Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided,  however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)Disputes.  Borrower shall promptly notify Bank of all disputes or claims involving $50,000 or more relating to Accounts.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

(c)Collection of Accounts.  Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing.  All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in form and substance satisfactory to Bank in its sole discretion.  Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to an account maintained with Bank to be applied (i) prior to an Event of Default, to the Revolving Line pursuant to the terms of Section 2.5(b) hereof (with excess amounts transferred to an account of Borrower maintained at Bank), and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof;  provided,  however, during a Streamline Period, or at any time when there are no outstanding Advances under the Revolving Line, such payments and proceeds shall be transferred to an account of Borrower maintained at Bank.

(d)Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall promptly notify Bank of the return of the Inventory.

(e)Verification.    Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Bank or Bank’s agent; provided that Bank shall provide notice of such communication to Borrower including what information Bank verified.

(f)No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4Remittance of Proceeds.  Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the Business Day following the day of receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of (i) Transfers permitted in Section 7.1 and/or (ii) the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand Dollars ($25,000.00) or less (for all such transactions in any fiscal year).  Borrower agrees that it will maintain all proceeds of Collateral in an account maintained with Bank.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5Taxes; Pensions.  (a) Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and (b) except as otherwise described on the Perfection Certificate, pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except to the extent that any failure to pay any such amount results in or is reasonably likely to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 5.9(b) or 7.10), does not exceed Fifty Thousand Dollars ($50,000.00).

6.6Access to Collateral; Books and Records.  At reasonable times, on three (3) Business Days’ notice (provided that no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  The first such inspection or audit hereunder shall be completed on or before the date that is ninety (90) days after the Effective Date.  The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months, or more frequently as Bank shall reasonably determine conditions warrant.  The charge therefor shall be $1,000.00 per person per day (or such higher amount as shall represent Bank’s then-current and reasonable standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $1,000.00 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Fifty Thousand Dollars ($50,000.00) with respect to any loss, but not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property;  provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8Operating Accounts.

(a)Maintain all of its and all of its Subsidiaries’, if any, depository, operating accounts and securities accounts which are maintained in the United States (including, without limitation, any such account which is maintained with a United States branch of a foreign institution) with Bank and Bank’s Affiliates, with all excess funds maintained at or invested through Bank or an Affiliate of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

(b)Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains within the United States (including, without limitation, any such account which is maintained with a United States branch of a foreign institution), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)Minimum Revenue.  Minimum revenue, measured monthly on a trailing twelve month basis and determined in accordance with GAAP, of at least the following for the periods indicated below:

Monthly Period Ending	Trailing Twelve Month Revenue
April 30, 2016	$129,305,000.00
May 31, 2016	$131,235,000.00
June 30, 2016	$133,957,000.00
July 31, 2016	$136,886,000.00

August 31, 2016	$138,115,000.00
September 30, 2016	$139,227,000.00
October 31, 2016	$140,432,000.00
November 30, 2016	$142,323,000.00
December 31, 2016	$144,706,000.00

;  provided,  that the foregoing minimum revenue financial covenant will not be tested for any monthly compliance period in which a Streamline Period has been in effect for each day in such monthly compliance period.  Minimum revenue financial covenant levels for the fiscal year commencing January 1, 2017 and thereafter shall be mutually determined by Borrower and Bank on or before February 15 of each fiscal year, based on the Borrower’s annual forecast for each such fiscal year; provided,  that such financial covenant levels shall in any event reflect and require not less than five percent (5.00%) year-over-year organic growth.

(b)Minimum Liquidity Ratio.  A Liquidity Ratio of at least 1.50 to 1.00 at all times.

6.10Protection and Registration of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice thereof to Bank as part of the Compliance Certificate required to be provided to Bank pursuant to Section 6.2(d) with respect to the applicable month and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an amendment to the IP Agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such amendment to IP Agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  As part of the Compliance Certificate required to be provided to Bank pursuant to Section 6.2(d) with respect to the applicable month, Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works.

(c)Provide written notice to Bank in each Compliance Certificate of any material Restrictive License that Borrower has entered into or become bound by since the period covered by the last Compliance Certificate (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as are commercially reasonable to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided,  however, that the failure to obtain any such consent after taking such commercially reasonable steps shall not limit the ability of Borrower to enter into such license.

6.11Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records (subject to (i) any written agreement binding upon Borrower prohibiting Borrower from disclosing any information of third parties and (ii) attorney-client privilege of Borrower) to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and/or such Guarantor shall, following Bank’s reasonable request, (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder or a Guarantor, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank;   and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document and shall secure or guaranty (as applicable) all of the Obligations owing to Bank.

6.13Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.14Post-closing Matters.

(a)On or before the date that is thirty (30) days after the Effective Date, Borrower shall deliver to Bank executed, original signature pages (other than Bank’s executed original signature pages) to the documents described in Section 3.1;

(b)On or before the date that is ninety (90) days after the Effective Date (or such later date as Bank shall determine, in its sole discretion), Borrower shall deliver to Bank a landlord’s consent in favor of Bank for 7555 Innovation Way, Mason, Ohio 45040, together with the duly executed signatures thereto; and

(c)On or before the date that is ninety (90) days after the Effective Date, completion by Bank of the initial audit and inspection of the Collateral required pursuant to Section 6.6 hereof.

7NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory (including generators/capital equipment pursuant to leases by Borrower as lessor) in the ordinary course of business, provided that Borrower shall not lease (as lessor) more than One Million Dollars ($1,000,000.00) book value of Inventory (including generators/capital equipment) per fiscal year and shall not lease any Inventory (including generators/capital equipment that is leased by Borrower as lessor) which is subject to a Lien other than that of Bank or is leased by Borrower as lessee; (b) of worn-out or obsolete Equipment or Intellectual Property that is no longer useful or economically practicable to maintain; provided,  that in each case that no Event of Default has occurred and is continuing; and (c) consisting of Permitted Liens and Permitted Investments.

7.2Changes in Business, Management, Ownership or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) permit the existing Chief

Executive Officer or Chief Financial Officer of the Borrower to cease to hold such position unless replaced within thirty (30) days with a person reasonably acceptable to Bank; or (ii) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) maintain any of the Collateral other than at a location of Borrower, pursuant to leases allowed by Section 7.1, or as set forth below in this Section 7.2.

Borrower shall not deliver to any bailee any portion of the Collateral, except that Borrower may deliver (x) Inventory to a bailee for sterilization in an aggregate amount outstanding at any one time for such bailee not exceeding Two Million Dollars ($2,000,000.00) (gross book value), (y) molds to bailees who use the molds to fabricate Inventory for Borrower in an aggregate amount outstanding at any one time for all such bailees not exceeding Two Million Dollars ($2,000,000.00) (gross book value), and (z) other Inventory or Equipment to bailees in an aggregate amount outstanding at any one time for all such bailees not exceeding One Million Dollars ($1,000,000.00) (gross book value).  If Borrower intends to deliver any portion of the Collateral to a bailee in an amount in excess of what is allowed pursuant to the foregoing sentence, Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.  Borrower may maintain small amounts of “trunk stock” with Borrower’s sales representatives and may maintain with any customer of Borrower (y) up to Two Hundred Fifty Thousand Dollars ($250,000.00) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower’s generators/capital equipment and (z) up to One Hundred Thousand Dollars ($100,000.00) (valued at Borrower’s then current standard cost) per customer, at any one time, of Borrower's disposable products on consignment to such customer.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary).  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, including, without limitation, any Indebtedness to any officer, director or shareholder of Borrower for which such officer, director or shareholder subordinates such Indebtedness to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and such officer, director or shareholder), on terms reasonably acceptable to Bank.  Borrower is permitted to make the nContact Earnout Payments as and when due and pursuant to the terms and conditions of the nContact Merger Agreement, so long as no Default or Event of Default has occurred and is continuing immediately prior to and immediately after giving effect to any such payment of such nContact Earnout Payments.

7.5Encumbrance.  Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000.00) per fiscal year; (iv) Borrower may institute a stock repurchase program pursuant to which it repurchases outstanding shares of Borrower’s common stock so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to such repurchase and provided that the aggregate of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000.00);  (v) Borrower may issue shares in connection with the payment of the nContact Earnout Payments, and (vi) any Borrower which is a Subsidiary of any other Borrower may pay dividends or make distributions or payments to such other Borrower or redeem, retire or repurchase from such other Borrower its capital stock or membership interest; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower which, when aggregated with all such actual and expected liabilities (including without duplication any liabilities described in Section 5.9(b) or 6.5(b)) exceeds Fifty Thousand Dollars ($50,000.00), including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8, 6.9, 6.10(c) or violates any covenant in Section 7; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided,  however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3Material Adverse Change.  A Material Adverse Change occurs;

8.4Attachment; Levy; Restraint on Business.

(a)(i) the service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect; any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; a default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any such subordination, intercreditor, or other similar agreement;

8.10Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any material obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor; (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by any Guarantor or in the value of such collateral or (ii) a Material Adverse Change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;  or

9BANK’S RIGHTS AND REMEDIES

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may,  without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)demand that Borrower (i) deposit cash with Bank in an amount equal to at least 105% (110% for Letters of Credit denominated in a Currency other than Dollars), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts;  and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided,  however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all Letters of Credit remaining undrawn shall automatically become effective without any action by Bank;

(d)terminate any FX Contracts;

(e)verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)demand and receive possession of Borrower’s Books; and

(k)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4Application of Payments and Proceeds.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in the order specified in Section 2.5.  Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable to Borrower or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

awade@atricure.com
If to Borrower:	AtriCure, Inc. 7555 Innovation Way Mason, OH 45040 Attn: M. Andrew Wade Fax: (513) 644-1315 Email: awade@atricure.com
with a required copy (which shall not constitute notice) to:	Keating Muething & Klekamp PLL One East Fourth Street Suite 1400 Cincinnati, Ohio 45202 Attn: F. Mark Reuter and Kelley B. Tracy Fax: (513) 579-6457 Email: mreuter@kmklaw.com; ktracy@kmklaw.com
If to Bank:	Silicon Valley Bank 380 Interlocken Crescent, Suite 600 Broomfield, Colorado 80021 Attn: Tom Hertzberg Fax: (303) 469-9088 Email: thertzberg@svb.com
with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: Charles W. Stavros, Esquire Fax: (617) 880-3456 Email: cstavros@riemerlaw.com

11Choice of Law, Venue AND Jury Trial Waiver

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York;  provided,  however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12GENERAL PROVISIONS

12.1Termination Prior to Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date and/or the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank and upon payment in full of all fees and expenses due and owing, including, without limitation, the fees and expenses described in Section 2.4.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, so long as an Event of Default has not occurred and is continuing, Bank shall not assign any interest in the Loan Documents to an operating company which is a direct competitor of Borrower.

12.3Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement and the other Loan Documents.

12.5Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided,  however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (in each case, other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower.  In addition, Bank may use any information (not constituting confidential information subject to the foregoing confidentiality restrictions) in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense. The provisions of the preceding sentences in this paragraph shall survive the termination of this Agreement.

12.10[Reserved].

12.11Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12Right of Set off.   Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations in accordance with Section 9.4.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement and the other Loan Documents.  In cases of uncertainty this Agreement and the other Loan Documents shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Relationship.  The relationship of the parties to this Agreement and the other Loan Documents is determined solely by the provisions hereof and thereof.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17Borrower Liability.  Any Borrower may, acting singly, request Advances hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably subordinates to the prior payment in full of the Obligations and the termination of the Bank’s commitment to make Credit Extensions to Borrower and agrees not to assert or enforce prior to payment in full of the Obligations and the termination of the Bank’s commitment to make Credit Extensions to Borrower all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.18No Novation.  Each Borrower and Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Loan Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement.  Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrower outstanding under the Prior

Loan Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower from any of the Obligations or any liabilities under the Prior Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection therewith.  Each Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to the “Loan and Security Agreement”, the “Loan Agreement” the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Prior Loan Agreement shall mean the Prior Loan Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Loan Agreement or any Loan Document executed in connection therewith purports to assign or pledge to the Bank, or to grant to the Bank a security interest in or lien on, any collateral as security for the Obligations of Borrower or any Guarantor from time to time existing in respect of the Prior Loan Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective.

13DEFINITIONS

13.1Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, and the singular includes the plural.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Borrower.

“Atricure B.V.” is Atricure Europe B.V., a company organized and existing under the laws of The Netherlands and a wholly owned Subsidiary of Borrower.

“Availability Amount”  is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus without duplication (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all reasonable and actually incurred audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base”  is (a) eighty percent (80%) of Eligible Accounts plus (b) the lesser of eighty percent (80%) of Eligible Foreign Accounts or Three Million Five Hundred Thousand Dollars ($3,500,000.00)  plus (c) the lesser of fifty percent (50%) of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Four Million Dollars ($4,000,000.00); in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided,  however, that Bank may decrease the foregoing amounts and/or percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the Collateral.

“Borrowing Base Certificate” is that certain Borrowing Base certificate included with each Transaction Report.

“Borrowing Resolutions”  are, with respect to any Person, those resolutions adopted by such Person’s board of directors or other appropriate governing body (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) that such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Advance request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents”  means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a minimum credit rating of A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than two (2) years from the date of acquisition; (d) corporate bonds and medium term notes maturing within two (2) years from the date of acquisition and having a minimum credit quality of A by Standard & Poor’s Ratings Group or A2 by Moody’s Investors Service, Inc.; and (e) money market funds registered according to  SEC Rule 2a-7.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of twenty five percent (25.00%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock or other ownership interest of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement or otherwise Permitted Liens).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York;  provided,  that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit  B.

“Contingent Obligation”  is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Corporate HQ Lease” means the Lease Agreement dated as of August 20, 2014 between LM-VP ATRICURE, LLC and AtriCure relating to the real property located at 7555 Innovation Way, Mason, Ohio 45040, as amended, supplemented and modified from time to time.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Deed of Disclosed Right of Pledge on Receivables” means the deed of disclosed pledge of receivables between Atricure B.V. as Pledgor and Bank as Pledgee dated as of September 19, 2012.

“Deed of Right of Pledge on Movables” means the deed of pledge of movables between Atricure B.V. as Pledgor and Bank as Pledgee dated as of September 19, 2012.

“Deed of Right of Pledge on Intellectual Property Rights” means the deed of pledge of intellectual property rights between Atricure B.V. as Pledgor and Bank as Pledgee dated as of September 19, 2012.

“Deed of Right of Pledge on Shares” means the deed of pledge of shares among Borrower as Pledgor, Atricure B.V. as the Company and Bank as Pledgee dated on or about September 19, 2012.

“Deed of Undisclosed Right of Pledge on Receivables” means the deed of undisclosed pledge of receivables between Atricure B.V. as Pledgor and Bank as Pledgee dated as of September 19, 2012.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

 “Designated Deposit Account”  is Borrower’s deposit account, account number 3300640389, maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Dutch Security Documents” means the following, as each may be amended from time to time: (i) Deed of Disclosed Right of Pledge on Receivables; (ii) Deed of Undisclosed Right of Pledge on Receivables; (iii) Deed of Right of Pledge on Intellectual Property Rights; (iv) Deed of Right of Pledge on Movables; (v) Deed of Right of Pledge on Shares; and (vi) such other security documents executed and or delivered from time to time.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right upon prior notice to Borrower at any time after the Effective Date upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)Accounts with credit balances over ninety (90) days from invoice date;

(d)Accounts owing from an Account Debtor in which fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e)Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada;

(f)Accounts billed from and/or payable to Borrower outside of the United States or Canada (sometimes called foreign invoiced accounts);

(g)Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary adjustments and/or discounts given to Account Debtors in the ordinary course of its business;

(h)Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(k)Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank, in its sole discretion, wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(o)Accounts for which the Account Debtor has not been invoiced;

(p)Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(q)Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days;

(r)Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor, but only to the extent of such chargebacks or deductions;

(s)Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t)Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(v)Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(w)Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Foreign Accounts” are (i) Accounts of Borrower the Account Debtors for which have their principal place of business located in the countries specified in Exhibit C attached hereto, or such other locations acceptable to Bank and as determined by Bank, on a case-by-case basis, that are otherwise Eligible Accounts and are acceptable to Bank, in its reasonable discretion; and (ii) without duplication, Accounts of Atricure B.V. that are billed and/or payable outside the United States and/or the Account Debtors for which have their principal place of business located in in the countries specified in Exhibit C attached hereto, that are otherwise Eligible Accounts and are acceptable to Bank, in its reasonable discretion, but only to the extent (a) Atricure B.V. remains a Secured Guarantor, and (b) Atricure B.V. complies with, and causes the Account Debtors of Atricure B.V. to comply with, the terms of Section 6.3(c) hereof.

“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that (a) consists of raw materials and/or finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is subject to the first priority Liens granted in favor of Bank under this Agreement or any of the other Loan Documents and is not subject to any other Lien other than Permitted Liens; (e) is located in the United States at Borrower’s principal place of business (or any location permitted under Section 5.2) and, in any event, subject to a landlord’s consent or bailee waiver, as applicable, in form and substance acceptable to Bank, in its reasonable discretion; and (f) is otherwise acceptable to Bank in its good faith business judgment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“First Anniversary” is the date that is 364 days after the Effective Date.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fourth Anniversary” is the date that is 364 days after the Third Anniversary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Atricure B.V.

“Guarantor Security Agreement” is any security agreement executed by any Guarantor from time to time, including, without limitation, that certain Security Agreement, executed by Atricure B.V. and Bank, as the same may be amended from time to time.

“Guaranty” is any guaranty agreement executed by any Guarantor from time to time, in favor of Bank.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Second Amended and Restated Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of the Effective Date, as the same may be amended, amended and restated, modified and/or supplemented from time to time, together with any other agreement executed by any Person from time to time pursuant to which such Person pledges such Person’s ownership rights in such Person’s Intellectual Property as security for the Obligations.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” is the ratio of (a) (i) Borrower’s unrestricted cash and unrestricted Cash Equivalents, each only to the extent held at Bank and Bank’s Affiliates, plus (ii) Borrower’s Eligible Accounts, plus (iii) without duplication, up to Four Million Three Hundred Seventy Five Thousand Dollars ($4,375,000.00) of Borrower’s Eligible Foreign Accounts, divided by (b) all Indebtedness of Borrower owed to Bank (exclusive of the undrawn portion of the Revolving Line), including, without limitation or duplication, the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien);  provided that in connection with any calculation of the Liquidity Ratio, Borrower’s unrestricted cash and unrestricted Cash Equivalents held at Bank and Bank’s Affiliates shall be at least Fifteen Million Dollars ($15,000,000.00).

“Loan Documents”  are, collectively, this Agreement, the Perfection Certificate, any IP Agreement, any Bank Services Agreement, any Subordination Agreement, any Guaranty, any Guarantor Security Agreement, the Dutch Security Documents, any note, or notes or other guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement and/or Bank Services, all as amended, restated, or otherwise modified.

“Mason Incentive Loan Agreement” means collectively the Loan Agreement dated as of March 1, 2015 between the Mason Port Authority and AtriCure, any note issued by AtriCure in connection therewith and the other documents executed in connection therewith, in each case, as amended, supplemented and modified from time to time.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“nContact Merger Agreement” is that certain Merger Agreement, dated as of October 5, 2015, by and among nContact Surgical, Inc., Atricure, Inc., Portal Merger Sub,  Inc., Second Portal Merger Sub, LLC and WRYP Stockholder Services, LLC, as Representative thereunder.

“nContact Earnout Payments” means the “Earnout Payments” as defined in the nContact Merger Agreement, including, without limitation, the “Acceleration Payment”, as such term is defined in the nContact Merger Agreement.

“Obligations”  are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to any and all Letters of Credit (including reimbursement obligations for drawn and undrawn Letters of Credit), cash management services and FX Contracts, and including interest accruing after Insolvency Proceedings begin and all debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)(i) Subordinated Debt; and (ii) the nContact Earnout Payments.

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder and Indebtedness under the Corporate HQ Lease and the Mason Incentive Loan Agreement;

(f)Indebtedness (i) of Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower; provided that in each case such Subsidiary is a Secured Guarantor of the Obligations of Borrower owed to Bank; (ii) of any Subsidiary (that is not a Borrower or a Secured Guarantor) to any other Subsidiary, and Contingent Obligations of such other Subsidiary with respect to obligations of any other Subsidiary (provided that such Subsidiary obligations are not prohibited hereby); and (iii) Indebtedness of any Borrower owed to any other Borrower.

(g)other Indebtedness of Foreign Subsidiaries not otherwise permitted under this definition in an aggregate amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) at any time outstanding (for purposes of clarity, the parties acknowledge that this is Permitted Indebtedness of Foreign Subsidiaries and not Permitted Indebtedness of Borrower);

(h)other Indebtedness not otherwise permitted by Section 7.4 not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate outstanding at any time;

(i)Contingent Obligations of Borrower relating to, and not exceeding the amount of, the Indebtedness of any Subsidiary allowed pursuant to clause (f) above; and

(j)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)(i) Investments consisting of Cash Equivalents, and (ii) Investments approved by Borrower’s board of directors or otherwise pursuant to a Board-approved investment policy;

(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)Investments accepted in connection with Transfers permitted by Section 7.1;

(f)Investments (i) by Borrower in Subsidiaries (other than Foreign Subsidiaries) that are Secured Guarantors; (ii) by Subsidiaries in Borrower; and (iii) Investments of any Borrower in any other Borrower;

(g)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(h)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)Investments consisting of hedging obligations permitted by clause (h) of the definition of “Permitted Indebtedness” hereunder; and

(k)other Investments not otherwise permitted by Section 7.7 not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a)Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)(i) purchase money Liens or capital leases (for which Borrower is the lessee) (A) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding or (B) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment or (ii) the interest of the landlord under the Corporate HQ Lease;

(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)Liens in favor of other financial institutions arising in connection with (i) Borrower’s foreign deposit and/or foreign securities accounts held at such institutions outside of the United States, and (ii) any Collateral Account of Borrower that is allowed to be maintained with such institution under the terms of this Agreement provided that the Lien only secures Borrower's obligations to the institution for fees and expenses related to the maintenance of the account or for standard banking charges to the account (e.g. for bounced checks) and that the Bank has a perfected security interest in the amounts held in the Collateral Account;

(k)easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, on or with respect to any real property, in each case whether now or hereafter in existence; and

(l)Liens securing Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness” hereunder, provided that none of the property subject to such Liens constitutes Collateral.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as reasonably determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prior Loan Agreement” is defined in the preamble.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000.00) outstanding at any time.

“Revolving Line Maturity Date” is the earlier of (i)  April 25, 2021  (5 years after the Effective Date); and (ii) the date when the Revolving Line is repaid in full and Bank has no further commitment to make Advances hereunder.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Second Anniversary” is the date that is 364 days after the First Anniversary.

“Secured Guarantor” is any Subsidiary or other Affiliate of Borrower that has executed and delivered a Guaranty and a Guarantor Security Agreement to Bank.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Streamline Period”  is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the Effective Date; and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Requirement, as determined by Bank in its reasonable discretion.  Upon the termination of a Streamline Period, Borrower must maintain the Streamline Requirement each consecutive day for three (3) consecutive monthly compliance periods as determined by Bank in its reasonable discretion, prior to entering into a subsequent Streamline Period.  Borrower shall give Bank not less than ten (10) days’ prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date the Bank determines, in its reasonable discretion, that the Streamline Requirement has been achieved. Thus, it is the intention of the parties that Borrower shall have the opportunity for successive Streamline Periods to apply when and to the extent the conditions thereto are satisfied.

“Streamline Requirement”  is Borrower maintaining a Liquidity Ratio equal to or greater than 1.75:1.00 for three (3) consecutive monthly compliance periods, as determined by Bank, in its reasonable discretion.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Term Loan” is the term loan described in Section 2.1.3.

“Term Loan Amount” is defined in Section 2.1.3(a).

“Term Loan Amortization Date” is the first day of the first full calendar month following the First Anniversary (the “Initial Amortization Start Date”) (i.e. May 1, 2017); provided,  however, that if the IO Extension Conditions are satisfied (as determined by Bank, in its reasonable discretion), the Borrower may, on any Business Day during the period beginning on January 1, 2017 and ending on the date that is fifteen (15) days prior to the Initial Amortization Start Date, request in writing that Bank extend the Initial Amortization Start Date (an “IO Extension Request”), and Bank consents to such IO Extension Request (in Bank’s sole but reasonable discretion), the Term Loan Amortization Date will be extended by an additional six (6) months (i.e. November 1, 2017).

For purposes hereof, the “IO Extension Conditions” means the satisfaction of each of the following conditions, in each case as determined by Bank, in its reasonable discretion: (i) Borrower provides Bank evidence that Borrower has, for the fiscal year ending December 31, 2016, achieved minimum revenue of not less than $151,596,000.00,  determined in accordance with GAAP and supported by financial statements delivered to Bank; and (ii) as of the date of the IO Extension Request and as of the Initial Amortization Start Date, no Default or Event of Default has occurred and is continuing.

“Term Loan Amortization Period” means forty-eight  (48) months; provided,  that if Bank has consented to an IO Extension Request, the Term Loan Amortization Period shall mean forty-two  (42) months.

“Term Loan Maturity Date” is the earlier to occur of (i) April 1, 2021; and (ii) the date when all outstanding principal and accrued but unpaid interest are repaid in full.

“Third Anniversary” is the date that is 364 days after the Second Anniversary.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report”  is the Bank’s standard reporting package provided by Bank to Borrower.

“Transfer” is defined in Section 7.1.

 [Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:
ATRICURE, INC.	ATRICURE, LLC
By: /s/ M. Andrew Wade	By: /s/ M. Andrew Wade
Name: M. Andrew Wade	Name: M. Andrew Wade
Title: Chief Financial Officer	Title: Chief Financial Officer

ENDOSCOPIC TECHNOLOGIES, LLC	nCONTACT SURGICAL, LLC

By: /s/ M. Andrew Wade	By: /s/ M. Andrew Wade
Name: M. Andrew Wade	Name: M. Andrew Wade
Title: Chief Financial Officer	Title: Chief Financial Officer

BANK:
SILICON VALLEY BANK

By: /s/ Tom Hertzberg
Name: Tom Hertzberg
Title: Director

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	ATRICURE, INC., ATRICURE, LLC, ENDOSCOPIC TECHNOLOGIES, LLC and nCONTACT SURGICAL, LLC

The undersigned authorized officer of Atricure, Inc. (“Borrower”) certifies for itself and each other Borrower that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”):

(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided,  however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided,  further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Transaction Reports	Non-Streamline: Weekly; Streamline or if no outstanding Advances: monthly within 30 days of month end	Yes No
Monthly payable & receivable items, check registers, general ledger, & reconciliations	Monthly within 30 days of month end	Yes No
Borrower financial statements with Compliance Certificate	Monthly within 30 days of month end	Yes No
Annual financial statement (CPA Audited)	Within 120 days after FYE	Yes No
Annual budgets and projections	Within 30 days after FYE	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated
Minimum Revenue (monthly, on a trailing twelve month basis)	*	$	Yes No
Minimum Liquidity Ratio (when required; monthly)	1.50:1.00	_____:1.00	Yes No
*See Loan Agreement

Performance Pricing/	Streamline Period

Streamline Requirement Met?	See Loan Agreement	Yes No

Yes, interest rate on Advances equal to the Prime Rate
No, interest rate on Advances equal to the Prime Rate plus one and one-quarter percent (1.25%)

Borrower is party to, or bound by, the following material Restricted Licenses that were not previously noted in the Perfection Certificate or a prior Compliance Certificate:

______________________________________________________________________________________.

Borrower intends to register the following copyrights or mask works with the United States Copyright Office that were not previously noted in a prior Compliance Certificate:

______________________________________________________________________________________.

Borrower has (i) obtained the following Patents, registered Trademarks, registered Copyrights, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, and (ii) applied for the following Patents and the registration of the following Trademarks; in each case, that were not previously noted in the Perfection Certificate or a prior Compliance Certificate (to be reported on as part of the Compliance Certificate due following the last month of each fiscal quarter):

_______________________________________________________________________________________.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

ATRICURE, INC.	BANK USE ONLY
ATRICURE, LLC
ENDOSCOPIC TECHNOLOGIES, LLC	Received by:
nCONTACT SURGICAL, LLC	AUTHROIZED SIGNER
Date:

By:	Verified:
Name:	AUTHORIZED SIGNER
Title:	Date:
	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:____________________

I.Minimum Revenue (Section 6.9(a))

Required: Achieve minimum revenue, measured monthly on a trailing twelve month basis and determined in accordance with GAAP, of at least the following for the periods indicated below:

Monthly Period Ending	Trailing Twelve Month Revenue
April 30, 2016	$129,305,000.00
May 31, 2016	$131,235,000.00
June 30, 2016	$133,957,000.00
July 31, 2016	$136,886,000.00
August 31, 2016	$138,115,000.00
September 30, 2016	$139,227,000.00
October 31, 2016	$140,432,000.00
November 30, 2016	$142,323,000.00
December 31, 2016	$144,706,000.00

;  provided,  that the foregoing minimum revenue financial covenant will not be tested for any monthly compliance period in which a Streamline Period has been in effect for each day in such monthly compliance period.  Minimum revenue financial covenant levels for the fiscal year commencing January 1, 2017 and thereafter shall be mutually determined by Borrower and Bank on or before February 15 of each fiscal year, based on the Borrower’s annual forecast for each such fiscal year; provided,  that such financial covenant levels shall in any event reflect and require not less than five percent (5.00%) year-over-year organic growth.

Actual: Minimum revenue measured on a trailing twelve month basis:

A.	Borrower’s revenue	$

Has a Streamline Period been in effect for each day in the applicable monthly compliance period?

_______  No, minimum revenue financial covenant tested _______  Yes, testing not required

Is line A greater than or equal to $[______________________]?

________  No, not in compliance_______  Yes, in compliance

II.Minimum Liquidity Ratio (Section 6.9(b))

Required:Maintain a minimum Liquidity Ratio of at least 1.50 to 1.00 at all times.

Actual:

A.

Borrower’s unrestricted cash (and Cash Equivalents) held with Bank and its Affiliates (which shall be not less than $15,000,000.00) (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien)

$
B.	Borrower’s Eligible Accounts	$
C.	Without duplication, up $4,375,000.00 of Borrower’s Eligible Foreign Accounts	$
D.	Line A plus line B plus line C	$
E.

All Indebtedness of Borrower owed to Bank (exclusive of the undrawn portion of the Revolving Line), including, without limitation or duplication, the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit but excluding the undrawn portion of the Revolving Line)

$
E.	Liquidity Ratio (line C divided by line D)	:1.00

Is line A equal to or greater than $15,000,000.00?

_______  No, not in compliance_______  Yes, in compliance

Is line E greater than or equal to 1.50:1.00?

_______  No, not in compliance_______  Yes, in compliance

Has line E been greater than or equal to 1.75:1.00 for three consecutive monthly compliance periods (including this monthly compliance period)?

_______  No, Streamline Period NOT in effect_______  Yes Streamline Period in effect

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EXHIBIT C

ELIGIBLE FOREIGN ACCOUNTS

Billed and collected by AtriCure, Inc., AtriCure, LLC, Endoscopic Technologies, LLC and/or nContact Surgical, LLC	Billed and collected by AtriCure B.V. in The Netherlands

Asia	EMEA
Australia	Albania
Hong Kong	Austria
Japan	Belgium
South Korea	Czech Republic
Malaysia	Denmark
Singapore	Finland
Taiwan	France
Thailand	Germany
Greece
Ireland
Americas/Other	Israel
Argentina	Italy
Brazil	Kuwait
Canada	Luxembourg
Chile	Monaco
Colombia	Netherlands
Costa Rica	Norway
Mexico	Poland
Panama	Portugal
South Africa	Russia
Saudi Arabia
Spain
Sweden
Switzerland
Turkey
United Kingdom

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